UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 25, 2011

Augme Technologies, Inc.

(Exact name of registrant as specified in Charter)

Delaware	333-57818	20-0122076
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

43 West 24th Street, 11th Floor

New York, NY 10010

(Address of Principal Executive Offices)

855-423-5433

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry Into a Material Definitive Agreement

On August 25, 2011, Augme Technologies, Inc. (“Augme”) and Hipcricket, Inc. (“Hipcricket”) entered into an Amended and Restated Asset Purchase Agreement (the “Amended Agreement”), which amends and restates in its entirety the Asset Purchase Agreement, dated as of August 3, 2011, between Augme and Hipcricket (the “Original Agreement”).  The Original Agreement was described under Item 1.01 of Augme’s Current Report on Form 8-K filed with the Commission on August 4, 2011 (the “Original Report”).  Pursuant to the Amended Agreement, (i) the cash portion of the purchase price has been decreased from $4,000,000 to $3,000,000 and Augme has issued an unsecured promissory note in the principal amount of $1,000,000 to Hipcricket as described under Item 2.03 of this Current Report, and (ii) the $2,000,000 Tax Liability Coverage Amount (as defined in the Amended Agreement) payable by Augme to option holders of Hipcricket may be paid, in Augme’s sole discretion, in either shares of Augme common stock or cash when such tax liability becomes due.

The foregoing description is qualified in its entirety by reference to the Amended Agreement, which is attached as an exhibit to this Current Report.

Item 2.01                                             Completion of Acquisition or Disposition of Assets

On August 25, 2011 (the “Closing Date”), Augme completed its acquisition of substantially all of the assets of Hipcricket pursuant to the Amended Agreement.  The acquired assets consist of substantially all of the assets that are related to, used in connection with, or that form a part of Hipcricket’s business, including, without limitation, accounts receivable, trademarks, domain names, associated goodwill and customer contracts.  The adjusted purchase price for the assets was $42,500,000, of which $3,000,000 was paid in cash, $1,000,000 was paid by issuance of the Note to Hipcricket described under Item 2.03 of this Current Report, and $40,100,757 was paid by the issuance of 11,457,359 restricted shares of common stock of Augme (the “Shares”).  9,165,887 of the Shares will be distributed to the stockholders of Hipcricket, 1,145,736 of the Shares will be reserved for the Indemnification Escrow (as more fully described in the Original Report) and 1,145,736 of the Shares will be reserved for the Clawback Escrow (as more fully described in the Original Report).  Pursuant to the Amended Agreement, Augme also assumed $413,352.24 in accounts payable of Hipcricket.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On August 25, 2011, pursuant to the Amended Agreement, Augme issued an unsecured promissory note to Hipcricket in the principal amount of $1,000,000, due and payable upon the earlier of December 30, 2011 and within five business days following the consummation by Augme of an equity or equity-linked financing with gross proceeds to Augme of at least $7,000,000 (the “Note”).  The Note bears simple interest at the rate of 3% per year and may be prepaid at any time without penalty.  The Note is subject to acceleration upon events of default including failure to pay principal and interest when due and certain bankruptcy, receivership or liquidation events.

The forgoing summary of the Note is qualified in its entirety by reference to the Note, which is attached as an exhibit to this Current Report.

Item 3.02                                             Unregistered Sales of Equity Securities

In conjunction with the acquisition of assets pursuant to the Amended Agreement, Augme relied on Rule 506 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), and Regulation S under the Securities Act, for the offering of the Shares inasmuch as the Hipcricket stockholders consist of non-U.S. persons and fewer than 35 non-accredited U.S. persons (as the term “U.S. person” is defined in Rule 902 of Regulation S). Augme provided to the Hipcricket stockholders the information required by Rule 502 of Regulation D and Augme did not engage in any general advertisement or general solicitation in connection with the offering of the Shares.

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective upon the Closing Date, Augme’s board of directors appointed Hipcricket’s founder and Chief Executive Officer, Ivan Braiker, age 60, as Augme’s President and a director, and appointed Eric Harber, age 45, Hipcricket’s President and Chief Operating Officer, as Augme’s Chief Operating Officer.  Jim G. Crawford resigned as a director on the Closing Date.  In conjunction with the appointment of Mr. Harber as Chief Operating Officer, Mr. Phillip Rapp, formerly Augme’s Chief Operating Officer, was named Executive Vice-President of Strategic Planning.  The appointments of Mr. Braiker and Mr. Harber were a condition to closing under the Amended Agreement.  There is no family relationship between Mr. Braiker and Mr. Harber and any of the officers or directors of Augme.

Ivan Braiker has over 30 years of executive management experience in broadcasting and media.  Earlier in his career, he earned Billboard Magazine’s Trendsetter of the Year award.  He is the co-founder and Chief Executive Officer of Hipcricket, a position he has held since August 2004.  Previously, from 2002 to 2003 he held the position of President of Streamline Publishing and was co-founder and President of New Northwest Broadcasters from 1998 through 2002.

Eric Harber joined Hipcricket as President and Chief Operating Officer in July 2007.  Previously, he was Vice President of Business Development and Marketing for Amdocs Limited, a publicly held company, from April 2006 to July 2007.  Mr. Harber was Vice President of Corporate and Business Development for Qpass from March 2004 to April 2006 and played a key role in that company’s $275 million acquisition by Amdocs Limited.  During the years 1990 to 2006, Mr. Harber held roles in private and public companies including Accenture and Nortel Networks, both publicly held companies.  Mr. Harber earned a B.S. degree in Engineering from Stanford University as well as an MBA from Duke University, where he was a Fuqua Scholar.

On the Closing Date, Augme and Mr. Braiker executed an employment agreement (the “Braiker Employment Agreement”) pursuant to which Mr. Braiker will be employed by Augme as its President for an initial term of three years.  Thereafter, Augme may elect to extend employment to Mr. Braiker for one or more additional twelve-month periods.  During the first-year of the term Mr. Braiker will receive a base salary of $270,000 per annum, increasing by 10% in each of the second and third years of the term.  If the Braiker Employment Agreement is renewed for a subsequent term or terms, the base salary will be increased (a) by a minimum of 10% over the base salary in effect on the renewal date or (b) as Augme’s board of directors shall determine if in excess of the minimum increase.  In addition to the base salary, Mr. Braiker will be eligible for an annual performance bonus, consistent with the annual performance bonus afforded to other senior management employees, to be payable upon achievement of performance goals and objectives to be mutually agreed upon by Mr. Braiker and the board of directors in advance of the relevant performance period.  Mr. Braiker may receive other adjustments in compensation or a bonus, as determined in the sole discretion of the board of directors.

Upon execution of the Braiker Employment Agreement, Mr. Braiker received an option grant which gives him the right to purchase 235,000 shares of Augme’s common stock at an exercise price of $3.04 per share (which is the closing price of the common stock on August 24, 2011, the date the board of directors of Augme approved the option grant to Mr. Braiker).  The option has a five year term.  The right to purchase 47,000 shares of common stock vested upon execution of the Braiker Employment Agreement and the right to purchase the remaining 188,000 shares of common stock vests in equal monthly increments over a 36 month period.  The right to purchase unvested shares of common stock will vest in the event of a Control Change, as defined in the Braiker Employment Agreement.  Furthermore, in the event that Augme receives cash proceeds exceeding $10 million (but less than $25 million) relating to a litigation settlement, licensing fee arrangement or sale of intellectual property, the right to purchase 50% of the unvested shares of common stock will vest and in the event that Augme receives cash proceeds exceeding $25 million relating to a litigation settlement, licensing fee arrangement or sale of intellectual property, the right to purchase 100% of the unvested shares of common stock will vest.

The Braiker Employment Agreement also includes provisions governing the termination of Mr. Braiker’s employment.  If Mr. Braiker’s employment is terminated for Just Cause (as defined in the Braiker Employment Agreement), Augme will be required to pay to Mr. Braiker only that portion of his base salary, accrued but unused vacation pay, and to the extent required under the terms of any benefit plan or the Braiker Employment Agreement, the vested portion of any benefit under such plan, all as earned through the date of termination.  If Augme terminates Mr. Braiker’s employment without Just Cause, Augme will continue to pay to Mr. Braiker his then-current base salary, in accordance with customary payroll practices, plus accrued but unpaid vacation time, accrued but unpaid benefits and reimbursement of all unpaid business expenses (the “Continued Benefits”) for a period of the greater of (a) 6 months; or (b) the remainder of the employment term (the “Continuation Period”).  Mr. Braiker will be entitled to continued participation in all medical and disability plans as if his employment had not terminated until the expiration of the Continuation Period.  Mr. Braiker will also be entitled to exercise any unvested stock option rights and stock purchase rights granted to him and outstanding at the effective date of the termination.  If Mr. Braiker terminates his employment for Good Reason (as defined in the Braiker Employment Agreement) Augme will continue to pay to him the Continued Benefits for the Continuation Period.  Mr. Braiker will also be entitled to continued participation in all medical and disability plans, to the extent such plans are provided by Augme, at the same benefit level at which he was participating on the date of termination until the expiration of the Continuation Period.  Mr. Braiker will also be entitled to exercise any unvested stock option rights and stock purchase rights granted to him and outstanding at the effective date of the termination of the Braiker Employment Agreement.

On the Closing Date, Augme and Mr. Harber executed an employment agreement (the “Harber Employment Agreement”) pursuant to which Mr. Harber will be employed by Augme as its Chief Operating Officer for an initial term of three years.  The Harber Employment Agreement is substantially the same as the Braiker Employment Agreement, with the exception of the following:  (i) Mr. Harber’s annual salary is $245,000, to be increased by 10% in each of the second and third years of the term; and (ii) Mr. Harber will receive stock options to purchase 222,500 shares of Augme common stock at an exercise price of $3.04 per share, with 44,500 option shares vesting upon execution of the Harber Employment Agreement, and the balance vesting in equal monthly increments over a 36 month period.

The foregoing summaries of the Braiker Employment Agreement and the Harber Employment Agreement are qualified in their entirety by reference to the Braiker Employment Agreement and the Harber Employment Agreement, which are attached as exhibits to this Current Report.

As a stockholder of Hipcricket, Mr. Braiker will receive 557,214 Shares as a result of the completion of the acquisition of Hipcricket’s assets and, assuming full release of the Shares from the Indemnification Escrow and the Clawback Escrow, he will receive an additional 135,822 Shares.  Mr. Harber will receive 292,310 Shares and, assuming full release of the Shares from the Indemnification Escrow and the Clawback Escrow, he will receive an additional 71,251 Shares.  Aside from that transaction and their employment compensation, neither Mr. Braiker nor Mr. Harber has a direct or indirect material interest in any transaction, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000.

Item 8.01	Other Events

On August 30, 2011, Augme issued a press release announcing the closing of the transactions contemplated by the Amended Agreement.  A copy of the press release is attached as an exhibit to this Current Report.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

(a)

Financial Statements of Business Acquired

Financial statements of Hipcricket, Inc. for the six months ended June 30, 2011 and 2010

(unaudited) and for the years ended December 31, 2010 and 2009 (audited)

(b)

Unaudited Pro Forma Financial Information

Unaudited Pro Forma Condensed Combined Balance Sheet of Augme Technologies, Inc. as of February 28, 2011

Unaudited Pro Forma Condensed Combined Statement of Operations of Augme Technologies, Inc. for the year ended February 28, 2011

Unaudited Pro Forma Condensed Combined Balance Sheet of Augme Technologies, Inc. as of May 31, 2011

Unaudited Pro Forma Condensed Combined Statement of Operations of Augme Technologies, Inc. for the three months ended May 31, 2011

Notes to Pro Forma Condensed Combined Financial Statements of Augme Technologies, Inc.

10.1

Amended and Restated Asset Purchase Agreement, dated as of August 25, 2011, between Augme Technologies, Inc. and Hipcricket, Inc.  The exhibits and schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K and the registrant undertakes to furnish supplementally copies of any of the omitted exhibits and schedules upon request by the Commission.

10.2	Employment Agreement dated August 25, 2011 between Augme Technologies, Inc. and Ivan Braiker

10.3	Employment Agreement dated August 25, 2011 between Augme Technologies, Inc. and Eric Harber

10.4	Promissory Note, dated August 25, 2011, issued to Hipcricket, Inc.

23.1	Consent of Moss Adams LLP

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Augme Technologies, Inc.
(Registrant)

Date: August 31, 2011	By:	/s/ Paul R. Arena
Paul R. Arena
Chief Executive Officer